Exhibit 99.1
Finisar to Make a Recommended Cash Offer to Acquire Ignis at NOK 8 Per Share
SUNNYVALE, CA and OSLO, NORWAY — 3/22/11 — Finisar Corporation (NASDAQ:FNSR) and Ignis ASA (OSE:IGNIS) today jointly announced that they have entered into a transaction agreement under which Finisar will make a recommended voluntary public cash offer to acquire all of the outstanding shares of Ignis not currently owned by Finisar for NOK 8 per share, or an aggregate purchase price of up to approximately NOK 425 million (USD $76 million).
Finisar also announced that, on March 21 and 22, 2011, Finisar acquired an aggregate of 18.3 million Ignis shares from certain existing Ignis shareholders, for NOK 8 per share in cash, or an aggregate purchase price of NOK 147 (USD $26 million). These purchases bring Finisar’s total ownership to approximately 25.7 million shares (approximately 32.6% of the outstanding Ignis shares on a fully-diluted basis).
“Ignis has developed many innovative new technologies and currently offers multiple industry leading products that are focused on attractive growth markets,” said Eitan Gertel, Chief Executive Officer of Finisar. “This acquisition represents an extension of our vertical integration strategy. Ignis has developed, amongst other of its product technologies, a tunable laser that is integrated with a modulator and a semiconductor optical amplifier and that Finisar believes has the highest performance currently available in the market. The Ignis tunable laser will be used in Finisar’s industry leading 10 Gbps tunable 300-pin and tunable XFP product lines. Finisar estimates that the combined worldwide market for these products will be approximately USD $250 million in calendar 2011 and will grow to approximately USD $400 million in 2015.”
“This acquisition will also enable us to offer our customers a number of new 40/100 Gbps products based on advanced optical device integration technologies from Ignis’ various business units. We are very excited about this acquisition and look forward to working with the Ignis employees to grow our combined business.”
“Our unique technologies and innovative solutions are the base of the product platform we offer to a wide range of markets and customers around the world. We have developed a strong collaborative relationship with Finisar and its employees over the years and believe that our two companies share a common culture focused on innovation and serving the needs of our customers. Finisar represents a strong strategic fit for Ignis,” said Thomas Ramm, Chief Executive Officer of Ignis.
The offer price represents a premium of 58.4% over the closing share price of Ignis on March 21, 2011, the last trading day prior to Finisar’s public announcement of its intention to make the offer, and a premium of 61.5% over the adjusted volume weighted average market price for the three month period preceding the announcement.
Certain Ignis shareholders, including all members of its management and board owning shares, have committed to accept the offer subject to certain conditions. The shares which have been committed on these terms represent approximately 19.7% of the outstanding shares of Ignis on a fully-diluted basis and, together with the shares currently owned by Finisar, would total approximately 52.3% of the outstanding shares of Ignis on a fully-diluted basis. NOK 80 million (USD $14 million) of the consideration to be paid to certain of these shareholders will be subject to an escrow arrangement related to Ignis’ acquisition of SmartOptics Holdings AS in December 2010 and will be released to the former SmartOptics shareholders only upon the achievement of certain financial and other milestones related to the ongoing operations of the SmartOptics business.

Finisar has been informed by Ignis that another party has recently made an offer to acquire Ignis and that, after considering both offers, the board of directors of Ignis has adopted a resolution to recommend Finisar’s offer to its shareholders. An offer document setting forth in detail the terms of Finisar’s offer will be published and distributed to all Ignis shareholders as soon as practicable following review and approval by the Oslo Stock Exchange, which is expected to be obtained in late March or early April. The Ignis board will issue a formal statement regarding Finisar’s offer as soon as the offer document is available.
The completion of the offer will be subject to the satisfaction or waiver by Finisar of customary conditions, including acceptance of the offer by the holders of at least 67% of the outstanding Ignis shares on a fully-diluted basis. The transaction is not currently expected to require approval by competition or antitrust authorities in any jurisdiction. The offer will not be subject to any financing conditions and will be funded from Finisar’s existing cash resources. Subject to the various closing conditions, the offer and resulting purchases are expected to close early in Finisar’s first fiscal quarter ending July 31, 2011.
Ignis reported revenues of approximately NOK 68 million for its quarter ended December 31, 2010, or NOK 88 million on a pro forma basis, including the operations of SmartOptics, which was acquired in December 2010. Finisar expects the acquisition to be dilutive to its non-GAAP earnings per share by approximately $0.02 per share in its first fiscal quarter ending July 31, 2011 but, subject to the achievement of anticipated synergies, to be accretive within one year following the closing.
Ignis has entered into a transaction agreement with Finisar which, among other things, specifies the offer process, imposes restrictions on certain actions by Ignis outside the ordinary course of business, and contains customary non-solicitation provisions. The transaction agreement also provides that the board of directors of Ignis may withdraw its recommendation only if it receives a competing offer that the board considers to be more favorable to Ignis’s shareholders than Finisar’s offer. Under certain circumstances, including the withdrawal of the board’s recommendation and the subsequent lapse of Finisar’s offer, Ignis would be required to pay a break-up fee of USD $1.5 million to Finisar.
In connection with the transaction agreement, Finisar has agreed to provide Ignis with a bridge financing facility under which Ignis may borrow up to USD $3 million after April 15, 2011 for working capital purposes. Loans under the facility will bear interest at the rate of 5% per annum, will be secured by certain assets of Ignis and will be payable on December 31, 2011.
SEB Enskilda is acting as Finisar’s financial advisor in the transaction and as the receiving agent for the offer, and DLA Piper is acting as Finisar’s legal advisor in the transaction.
First Securities AS is acting as financial advisor to Ignis’s Board of Directors, and Wiersholm is acting as Ignis’s legal advisor in the transaction.
About Ignis
Ignis ASA is an innovative provider of optical components and network solutions for fiber optic communications. The company operates globally through four subsidiaries: Fi-ra Photonics in Korea (71.8% owned) and wholly-owned subsidiaries Syntune in Sweden, Ignis Photonyx in Denmark, and SmartOptics in Norway. Ignis’s product and services portfolio comprises passive optical components including optical chips, splitters and multiplexers, active optical components such as tunable lasers and modulators, and WDM-based solutions enabling the building of simple and cost effective high-capacity optical networks. Headquartered in Oslo, Norway, Ignis ASA is listed on the Oslo Stock Exchange under the OSE ticker IGNIS. www.ignis.com

About Finisar
Finisar (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the anticipated consummation of the proposed acquisition, the time frame in which it is expected to occur, the expected benefits of the proposed acquisition and the future financial performance of Finisar after the proposed transaction. All forward-looking statements included in this press release are based on information available to Finisar and Ignis as of the date of this press release and current expectations, forecasts and assumptions of each company. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those anticipated. These risks and uncertainties include the risk that the proposed acquisition may not close, including the risk that the requisite number of Ignis shares may not be tendered; difficulties that may be encountered in integrating the combined businesses and realizing the potential synergies of the proposed combination; risks associated with the rapidly evolving markets for both companies’ products, the historical dependence of each company on a limited number of customers, and fluctuations in the mix of products and customers in any period; the risks associated with ongoing new product development, and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the other risks and uncertainties faced by each company, in the case of Finisar, as reported in its most recent Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission. No forward-looking statements in this press release should be relied upon as representing Finisar’s or Ignis’s views or expectations as of any subsequent date and neither company undertakes any obligation to revise or update any such forward-looking statement to reflect events or circumstances that may arise after the statement was made.
Additional Information
The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Ignis. Finisar plans to publish and distribute an offer document setting forth the terms of the offer to Ignis shareholders as soon as practicable. The offer document will contain important information about Ignis, the transaction and related matters. Investors and Ignis shareholders are urged to read the offer document carefully when it becomes available. Investors will be able to obtain free copies of the offer document by contacting SEB Enskilda, the receiving agent for the offer, at +47 21008500 or by visiting www.sebenskilda.no.
The offer will not be made in any jurisdiction in which the making of the offer would not be in compliance with the laws of such jurisdiction.

Contacts:
Finisar contacts:	Ignis contacts:

Investor Contact:
Kurt Adzema	Thomas Ramm
Chief Financial Officer	Chief Executive Officer
+1 408-542-5050 or Investor.relations@Finisar.com	+47 913 70 795

Press contact:
Victoria McDonald	Walker Kinman
Sr. Manager, Corporate Communications	Chief Financial Officer
408-542-4261	+46 707 22 6513

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